SGLP Announces Resignation of Brian Billings from the Board of Directors of SGLP’s General Partner

Tulsa, Okla. – September 25, 2009: SemGroup Energy Partners, L.P. (“SGLP”) (Pink Sheets: SGLP.PK) today announced that Brian Billings will resign as a member of the Board of Directors (the “Board”) of SemGroup Energy Partners G.P., L.L.C., the general partner of SGLP, effective at the end of his existing term on September 30, 2009.  Mr. Billings has served as a member of the Audit and Compensation Committees of the Board and as Chairman of the Conflicts Committee of the Board.

Kevin Foxx, President and Chief Executive Officer of SGLP’s general partner, stated, “We are extremely grateful for Brian’s dedication to SGLP.  He joined our Board shortly after our initial public offering and his wisdom and experience on the Board have been invaluable as we have faced various challenges and opportunities since that time.  We wish Brian the best in his future endeavors.”

About SemGroup Energy Partners, L.P.

SGLP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.2 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing, Oklahoma interchange, approximately 1,150 miles of crude oil pipeline located primarily in Oklahoma and Texas, over 200 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.4 million barrels of combined asphalt and residual fuel storage located at 46 terminals in 23 states. SGLP provides crude oil terminalling and storage services, crude oil gathering and transportation services and asphalt services.  SGLP is based in Tulsa, Oklahoma. For more information, visit SGLP’s web site at www.SGLP.com.

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SGLP Investor Relations Contact:
Brian Cropper
918.237.4032
investor@sglpenergy.com